                            STOCK PURCHASE AGREEMENT

                                 OFFICE.COM INC.

                         to purchase all of the stock of

                               INDIVIDUAL.COM INC.

                                      from

                              NEWSEDGE CORPORATION


                                FEBRUARY 18, 2000

                                TABLE OF CONTENTS

                                                                                                          Page
SCHEDULES AND APPENDICES ................................................................................. iii

EXHIBITS ................................................................................................. iii

ARTICLE I -- PURCHASE AND SALE OF SHARES .................................................................   1
         SECTION 1.01 Purchase and Sale of Shares; Closing Dates .........................................   1
         SECTION 1.02 Purchase Price; Interest; Adjustments to Purchase Price ............................   2
         SECTION 1.03 Prorations .........................................................................   6
         SECTION 1.04 Second Closing; Final Payment ......................................................   6

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF SELLER AND
                THE COMPANY ..............................................................................   7
         SECTION 2.01 Organization; Subsidiaries .........................................................   7
         SECTION 2.03 No Conflict; Required Filings and Consents .........................................   8
         SECTION 2.04 Capitalization; No Shareholder Agreements ..........................................   9
         SECTION 2.05 Licenses and Permits; Compliance with Laws .........................................   9
         SECTION 2.06 Financial Statements; Financial Matters ............................................  10
         SECTION 2.07 Real Property ......................................................................  12
         SECTION 2.08 Material Contracts .................................................................  13
         SECTION 2.09 Litigation .........................................................................  14
         SECTION 2.10 Taxes, Tax Returns and Audits ......................................................  14
         SECTION 2.11 Absence of Certain Changes; Ordinary Course of Business ............................  15
         SECTION 2.12 Employee Benefit Plans .............................................................  17
         SECTION 2.13 Labor Relations; Employees; Employee Offers ........................................  17
         SECTION 2.14 Insurance Policies; Claims .........................................................  18
         SECTION 2.15 Intellectual Property ..............................................................  18
         SECTION 2.16 Domain Names; Registered Users .....................................................  20
         SECTION 2.17 Personal Properties; Assets ........................................................  20
         SECTION 2.18 Bank Accounts ......................................................................  21
         SECTION 2.19 Brokers ............................................................................  21
         SECTION 2.20 Records ............................................................................  21
         SECTION 2.21 No Illegal or Improper Transactions ................................................  22
         SECTION 2.22 Related Transactions ...............................................................  22
         SECTION 2.23 Disclosure .........................................................................  22
         SECTION 2.24 Environmental, Health and Safety Matters ...........................................  22
         SECTION 2.25 Year 2000 Compliance ...............................................................  23
         SECTION 2.26 Material Customers and Suppliers ...................................................  23
         SECTION 2.27 Receivables ........................................................................  23

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PURCHASER ...............................................  24
         SECTION 3.01 Organization .......................................................................  24
         SECTION 3.02 Authority; Corporate Action ........................................................  24
         SECTION 3.03 No Conflict; Required Filings and Consents .........................................  25
         SECTION 3.04 Investment Representations .........................................................  25
         SECTION 3.05 Brokers ............................................................................  26
         SECTION 3.06 Disclosure .........................................................................  26

ARTICLE IIIA -- REPRESENTATIONS AND WARRANTIES OF GUARANTOR ..............................................  26
         SECTION 3A. I Organization ......................................................................  26
         SECTION 3A.2 Authority; Corporate Action ........................................................  26
         SECTION 3A.3 No Conflict; Required Filings and Consents .........................................  27
         SECTION 3A.4 Financial Statements ...............................................................  27
         SECTION 3A.5 Disclosure .........................................................................  28

ARTICLE IV -- NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                 COVENANTS OF THE PARTIES ................................................................  28
         SECTION 4.01 Survival ...........................................................................  28
         SECTION 4.02 Nonwaiver of Rights ................................................................  28

ARTICLE V -- COVENANTS ...................................................................................  29
         SECTION 5.01 Covenants of Seller ................................................................  29
         SECTION 5.02 Mutual Covenants ...................................................................  32
         SECTION 5.03 Tax Filings ........................................................................  32

ARTICLE VI -- OTHER CLOSING MATTERS ......................................................................  33
         SECTION 6.01 Other Documents to be Furnished by Purchaser to Seller .............................  33
         SECTION 6.02 Other Documents to be Furnished by Seller and Company to Purchaser .................  34
         SECTION 6.03 Employee Matters ...................................................................  35
         SECTION 6.04 Facilities Services Agreement; License Agreement and Limited Technology
                      License ............................................................................  35

ARTICLE VII -- INDEMNIFICATION ...........................................................................  36
         SECTION 7.01 Indemnification by Seller ..........................................................  36
         SECTION 7.02 Indemnification by Purchaser .......................................................  36
         SECTION 7.03 Procedure ..........................................................................  37
         SECTION 7.04 Offset Rights ......................................................................  38
         SECTION 7.05 Limitations ........................................................................  39

ARTICLE VIII -- DEFINITIONS ..............................................................................  39
         SECTION 8.01 Certain Defined Terms ..............................................................  39

ARTICLE IX -- GENERAL PROVISIONS .........................................................................  41
         SECTION 9.01 Expenses ...........................................................................  41
         SECTION 9.02 Notices ............................................................................  41
         SECTION 9.03 Amendment ..........................................................................  42
         SECTION 9.04 Headings ...........................................................................  42
         SECTION 9.05 Severability .......................................................................  42
         SECTION 9.06 Entire Agreement ...................................................................  43
         SECTION 9.07 Benefit; Assignment ................................................................  43
         SECTION 9.08 Governing Law; Consent to Jurisdiction .............................................  43
         SECTION 9.09 Counterparts .......................................................................  43

                            SCHEDULES AND APPENDICES

Schedule 2.01(a)    States in which the Company is Qualified
Schedule 2.01(b)    Securities of Other Entities Owned by the Company
Schedule 2.03(a)    Company Breaches, Defaults, Etc.
Schedule 2.03(b)    Consents
Schedule 2.04       Capitalization
Schedule 2.05       Permits
Schedule 2.06(a)    Unaudited Financial Statements of the Company and Seller
Schedule 2.06(b) Accrual Basis Schedule of A/R, A/P, Prepaids and Accrued Expenses as of January 31, 2000; Liabilities
Schedule 2.06(e)    Seller's Certificate of Estimated Working Capital
Schedule 2.07       Company Real Property
Schedule 2.08(a)    Company Material Contracts
Schedule 2.08(b)    Required Consents to Material Contracts
Schedule 2.09       Company Litigation
Schedule 2.10       Company Tax Assessments, Audits and Investigations
Schedule 2.11       Company Changes since December 31, 1999
Schedule 2.12       Company Benefit Plans
Schedule 2.13       Employee Matters
Schedule 2.14       Company Insurance Policies
Schedule 2.15       Intellectual Property
Schedule 2.16       Company Domain Names
Schedule 2.17(a)    Personal Property and Assets Not Material to Company
Schedule 2.17(b)    Company Personal Property and Assets
Schedule 2.18       Bank Accounts
Schedule 2.20       Books and Records
Schedule 2.22       Company Related Transactions
Schedule 2.25(b)    Third-Party Y2K Compliance
Schedule 2.26       Material Customers and Suppliers
Schedule 2.27       Receivables Exceptions

                                           EXHIBITS

Exhibit A           [Deleted]
Exhibit B           Plan W
Exhibit C           Legal Opinion of Graubard Mollen & Miller
Exhibit D           Legal Opinion of Testa, Hurwitz & Thibeault, LLP
Exhibit E           Form of Employee Waiver
Exhibit F           Facilities Service Agreement
Exhibit G           License Agreement
Exhibit H           Limited Technology License

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of February 18, 2000, among OFFICE.COM INC. ("Purchaser") and INDIVIDUAL.COM, INC. ("Company") and NEWSEDGE CORPORATION ("Seller").

            WHEREAS, Seller is the record and beneficial owner of all of the outstanding capital stock of the Company and desires to sell it to Purchaser on the terms and conditions set forth herein; and

            WHEREAS, Purchaser desires to purchase all of the outstanding stock of the Company from Seller on the terms and conditions set forth herein;

            NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

      SECTION 1.01 Purchase and Sale of Shares; Closing Dates.

            (a) Purchase and Sale. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller and Seller agrees to sell to Purchaser an aggregate of 5,000,000 shares of the Company's common stock, par value $0.01 per share ("Shares"), which constitute all of the outstanding shares of the capital stock of Company, for an aggregate purchase price of Ten Million Dollars in cash, subject to the adjustments herein (the "Purchase Price"), and payable in accordance with Section 1.02 below.

            (b) Closing Dates.

                  (i) The closing ("First Closing") of the purchase and sale of
            4,000,000 of the Shares (the "Initial Shares") and the other matters contemplated by this Agreement shall take place at 11:00 a.m. on the date hereof ("First Closing Date") at the office of Graubard Mollen & Miller, 600 Third Avenue, New York, New York 10016.

                  (ii) The closing ("Second Closing") of the purchase and sale of the remaining 1,000,000 of the Shares (the "Remaining Shares") shall take place at 11:00 a.m. on such date ("Second Closing Date"), not later than February 28, 2001, specified by Purchaser in written notice given by Purchaser to Seller not later than five (5) business days prior to the Second Closing Date, at the office of Graubard Mollen & Miller specified above.

      SECTION 1.02 Purchase Price; Interest; Adjustments to Purchase Price.

            (a) Purchase Price. Subject to adjustment pursuant to subsection (c) below and to the other terms and conditions of this Agreement, Purchaser shall pay the Purchase Price for the Shares to Seller in the following manner:

                  (i) a wire transfer to an account specified in writing by
            Seller ("Seller's Account") in the amount of $2,500,000 ("Initial Installment") upon execution of this Agreement;

                  (ii) a wire transfer to Seller's Account in the amount of
            $2,500,000 on May 1, 2000 ("Second Installment");

                  (iii) a wire transfer to Seller's Account in the amount of
            $3,000,000 on or before December 31, 2000 ("Third Installment"); and

                  (iv) subject to Section 7.04, a wire transfer to Seller's
            Account in the amount of $2,000,000 on February 28, 2001 ("Final Payment").

The period from the First Closing Date until February 28, 2001 is hereinafter referred to as "Payment Period."

            (b) Interest. Notwithstanding that the Third Installment is not due until December 31, 2000, if the Third Installment is not paid by 5:30 p.m., on September 1, 2000 Purchaser shall pay simple interest on the unpaid principal amount of the Third Installment at the rate of the then current prime rate per annum, as reported by The Wall Street Journal, plus 2%, commencing from the First Closing Date through the date immediately preceding the payment in full of the Third Installment; provided, however, that if and to the extent that any amount of the Third Installment is reduced in accordance with this Agreement, (i) any interest due on that portion of the Third Installment that was reduced shall cease and (ii) any interest paid on the portion of the Third Installment that was reduced shall be returned to Purchaser within ten business days from the date the determination was made to reduce the Purchase Price pursuant to this Agreement.

            (c) Adjustments to Purchase Price. The Purchase Price shall be adjusted for any or all of the following, as applicable:

                  (i) Working Capital; Long-Term Liabilities.

                        (A) Schedule 2.06(e) reflects Estimated Working Capital
                  of $260,037 ("Estimated Working Capital"). Seller will receive a credit for Estimated Working Capital in calculating Reviewed Working Capital, subject to adjustment as provided herein and in subsection (C) below). Company will maintain responsibility to collect its receivables ("Receivables"), provided that any Receivables collected by Seller (which Seller shall have the right to retain up to $260,037) shall reduce Reviewed Working Capital dollar for dollar, as follows. To the extent the amount of Receivables collected and retained by Seller through the date Reviewed Working Capital is calculated is less than $260,037, then Seller shall be paid the amount of such difference (subject to any adjustments as provided in (C) below) when Reviewed Working Capital becomes final, together with interest calculated weekly on the declining balance of Estimated Working Capital less Receivables collected by Seller up to $260,037 from Closing at the interest rate specified in
                  Section 1.02(b) above. Any amount of Receivables collected by Seller in excess of the $260,037 shall be promptly remitted to Purchaser, or shall be deducted from next Purchase Price Installment dollar for dollar plus interest at the rate specified above.

                        (B) If Reviewed Working Capital (as defined below) which
                  shall include a credit for Estimated Working Capital as provided in (A) above (it being understood that such credit shall include all adjustments in paragraph (A) above and to the Estimated Working Capital amount calculated by Seller, and shall not be double counted in computing Reviewed Working Capital), exceeds $0, Purchaser shall pay to Seller an amount equal to such excess. If Reviewed Working Capital is less than $0, Seller shall pay to Purchaser an amount equal to the difference. The amount payable pursuant to this subsection (B) shall be paid in accordance with subsection (C) directly below.

                        (C) (1) As soon as reasonably practicable following the First Closing Date, Purchaser, at its cost, shall conduct a review of the assets and liabilities, including long-term liabilities, of the Company to verify the Working Capital of the Company as at the First Closing Date ("Reviewed Working Capital"). Each Party will make available all relevant working papers and records to the other.

                             (2) Upon completion of such review, Purchaser
                        shall deliver to Seller a report ("Working Capital Report") stating Purchaser's determination of Reviewed Working Capital and of the Company's long-term liabilities, if any, at the First Closing Date. Seller shall have twenty (20) business days after it receives the Working Capital Report to deliver any objections thereto in writing to Purchaser. If Seller fails to deliver such written objections within such 20-day period ("Objection Period"), the Working Capital Report will be final and binding on the Parties. After the delivery of any written objection, the Parties will have ten (10) business days in which to reach a mutually satisfactory agreement as to such objections. If at the end of such 10-day period ("Reconciliation Period"), the Parties have not reached a mutually acceptable agreement as to such objections, then the Parties will cause their respective accountants to present the dispute to an independent public accounting firm mutually agreed upon between the Parties ("Mediator") within five days of the end of the Reconciliation Period ("Mediation Date"). The Mediator will determine if the Working Capital Report, the objections thereto by Seller or some combination thereof are correct and will notify the Parties in writing as to its determination ("Determination") on or before 10 business days after the Mediation Date. The Determination will be binding on the Parties. The fees, costs and expenses charged and incurred by the Mediator in making its Determination will be borne equally by the Purchaser and the Seller or as otherwise determined by the Mediator in its sole discretion.

                  (ii) Receivables.

                        (A) If any of the accounts receivable which formed a
                  part of the Reviewed Working Capital remain unpaid 120 days after the First Closing Date, the Purchase Price shall be reduced by the amount of the difference. Any accounts receivable with respect to which the Purchase Price has been so reduced and are then later collected shall be for the account of Seller.

                        (B) Purchaser shall forward its determination of
                  noncollectable accounts receivable ("Receivables Calculation") to Seller within 135 days after the First Closing Date. Purchaser shall make available to Seller all relevant workpapers and records. Seller shall have twenty (20) business days after it receives the Receivables Calculation to deliver any objections thereto in writing to Purchaser. If Seller fails to deliver such written objections within such 20-day period ("Receivables Objection Period"), the Receivables Calculation will be final and binding on the Parties. After the delivery of any written objection, the Parties will have 10 business days in which to reach a satisfactory agreement to such objections. If at the end of such 10-day period ("Receivables Reconciliation Period"), the Parties have not reached a mutually acceptable agreement as to such objections, the Parties will cause their respective accountants to present to a Mediator within ten (10) business days of the end of the Receivables Reconciliation Period ("Receivables Mediation Date"). The Mediator will determine if the Receivables Calculation, the objection thereto by Seller or some combination thereof are correct and will notify the Parties in writing as to its determination ("Receivables Determination") on or before 10 business days after the Receivables Mediation Date. The Receivables Determination will be binding on the Parties. The fees, costs and expenses charged and incurred by the Mediator in making its Receivables Determination will be borne equally by the Purchaser and the Seller or as otherwise determined by the Mediator in its sole discretion.

                  (iii) Payment. Any payment to Seller or Purchaser, as the case may be, pursuant to subsection 1.02(c), to the extent not already paid, must be made within five business days following (A) the expiration of the Objection Period or the Receivables Objection Period, as the case may be (if no objections are made), (B) the expiration of the Reconciliation Period or the Receivables Reconciliation Period, as the case may be (if objections are made and mutually resolved), or (C) the date of the Determination or the Receivables Determination, as the case may be (if objections are resolved by the Mediator). To the extent any such payment is not timely made pursuant to this subsection, it may be deducted by Purchaser from the amount of the next Purchase Price installment (and subsequent installments, if necessary). Notwithstanding the foregoing, payment by Seller with respect to long-term liabilities of the Company other than those owed to Seller or any of its Affiliates ("Third Party Long-Term Liabilities") shall not be so deducted and shall be paid by Seller to Purchaser on or before February 28, 2001.

      SECTION 1.03 Prorations.

            (a) All employee salaries and benefits, utilities expenses, rights to goods and services and all other economic benefits arising out of prepayments, payments in advance and deposits by the Company and other items customarily apportioned between buying and selling parties shall be allocated between the Parties and pro rated as of the opening of business on February 15, 2000.

            (b) On or before 10 days after the First Closing Date, Purchaser shall deliver a statement to Seller setting forth its determination of the allocations and prorations provided for in Section 1.03(a), together with a reasonably detailed supporting statement. Seller and its Representatives shall be permitted to request and receive information pertaining to the allocations and prorations and such statement during the 15-day period after delivery of the statement. The amounts of the allocations and prorations set forth in such statement shall be final, conclusive and binding upon the Parties 15 days after such statement has been delivered to Seller unless, during such 15-day period, Seller delivers to Purchaser a notice objecting to such statement, which notice shall included a reasonably detailed statement of the basis for such objection. If Seller delivers such a notice, it and Purchaser shall negotiate in good faith to resolve the objections raised in the notice. If the objections are not resolved within 30 days after delivery of the notice, Purchaser and Seller shall jointly select a nationally recognized firm of independent certified public accountants not affiliated with either Party to resolve such objections and determine the amounts of the allocations and prorations, which determination shall be final, conclusive and binding upon the Parties. Upon final determination of the allocations and prorations, the Parties shall make appropriate payments to one another.

      SECTION 1.04 Second Closing; Final Payment. At the Second Closing, the Remaining Shares shall be delivered by Seller to Purchaser duly endorsed for transfer (which may be effected by a separate stock power). The Final Payment (subject to offset, if any, against the amount thereof pursuant to Section 7.04 hereof) shall be made by Purchaser on the later of the Second Closing Date or February 28, 2001 by wire-transfer to an account specified by Seller.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND THE COMPANY

      Seller and the Company, severally and jointly, represent and warrant to the Purchaser that, as of the date hereof

      SECTION 2.01 Organization; Subsidiaries.

            (a) Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; the Company is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify (which states are listed in Schedule 2.01(a)), except where the failure to so qualify would not reasonably be expected to have, either singly or in the aggregate, a material adverse effect on the results of operations, financial condition, business, assets or prospects of the Company or materially impair either the Company's or the Seller's ability to consummate the transactions contemplated by this Agreement (a "Company Material Adverse Effect"). The Company has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

            (b) Except as described on Schedule 2.01(b), the Company does not own, directly or indirectly, any capital stock or other securities of any issuer or any equity interest in any other entity, including any partnership, limited partnership, limited liability company, business trust, joint venture or any other business entity, and is not a party to any agreement to acquire any such securities or interest.

      SECTION 2.02 Authority; Corporate Action. Each of the Company and Seller has the necessary power and authority to enter into this Agreement and the Business Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. All action necessary to be taken by each of the Company and Seller to authorize the execution, delivery and performance of this Agreement and each of the Business Agreements to which they are a party and all other instruments delivered by the Company (and Seller) in connection with the transactions contemplated hereby or thereby has been duly and validly taken and this Agreement each of the Business Agreements have been duly executed and delivered by each of the Company and Seller to the extent they a party hereto or thereto. Subject to the terms and conditions hereof, this Agreement and the Business Agreements constitute the valid, binding and enforceable obligation of each of the Company and Seller to the extent they are a party hereto and thereto, enforceable against such parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      SECTION 2.03 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement, the Escrow Agreement and the Business Agreements by the Company and Seller, and the performance by the Company and Seller of their respective obligations under this Agreement, the Escrow Agreement and the Business Agreements to which it is a party, does not (i) conflict with or violate the Certificate of Incorporation or By-laws either of the Company or Seller, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to either of the Company or Seller or by which any of their respective properties or assets is bound or subject, or (iii) except as set forth in Schedule 2.03(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined in Article VIII hereof) on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or subject, except, in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement, the Escrow Agreement and the Business Agreements by the Company and Seller, and the performance of this Agreement, the Escrow Agreement and the Business Agreements by the Company and Seller, does not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except
(i) for compliance with the applicable requirements, if any, of the Securities Act of 1933, as amended ("Securities Act"), the Securities Exchange Act of 1934, as amended ("Exchange Act"), state securities laws or state takeover laws or Nasdaq; (ii) as set forth on Schedule 2.03(b) and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 2.04 Capitalization; No Shareholder Agreements. The authorized capital stock of the Company and the number of issued and outstanding shares of the Company capital stock are set forth in Schedule 2.04. Any agreement existing between any shareholder of the Company and any other party with respect to the Company's capital stock has been terminated and is of no force or effect. Seller is the sole record and beneficial owner of all of the Company's capital stock, free and clear of all Liens. There are no options, warrants, subscriptions, conversion rights or securities exchange rights or other securities or other contractual rights outstanding which require, or give any person the right to require, the issuance, delivery or sale (including right of conversion or exchange) of any Company capital stock whether unissued or owned by Seller, whether or not such rights are presently exercisable. There are no preemptive rights, rights of first refusal or other similar agreements obligating the Company to offer any shares of its capital stock to any person and none of the shares of the Company was issued in violation of any such rights. No holder of any securities of the Company (or securities issuable in exchange therefor) has the right to require any party to register such securities under the Securities Act of 1933, as amended ("Securities Act"), either on a "demand" or a "piggyback" basis. All shares, options and warrants and other securities of the Company issued since its date of incorporation were issued in compliance with the registration provisions of the Securities Act or pursuant to an exemption therefrom. The Company does not have outstanding any bonds, debentures, notes or other obligations under the terms of which the holders thereof have any rights to vote with the shareholder of the Company.

      SECTION 2.05 Licenses and Permits; Compliance with Laws. The Company holds all permits, licenses and approvals from all Federal, state and local governmental authorities (collectively, the "Permits") necessary for it to own, lease and operate its properties and to carry on its businesses as now being conducted, and no such Permit has been rescinded and all such Permits are in full force and effect and are listed on Schedule 2.05, except for such Permits the failure to hold which would not reasonably be expected to have, either singly or in aggregate, a Company Material Adverse Effect. Seller holds all Permits necessary to offer the services to the Company pursuant to the License Agreement, and no such Permit has been rescinded and all such Permits are in full force and effect and listed on Schedule 2.05, except for such Permits the failure to hold which would not have a material adverse effect on Seller. The business of each of the Company and Seller is being and has been conducted in compliance with the Permits and all applicable laws, statutes, ordinances, regulations, judgments, orders, decrees, concessions, grants and other authorizations of any governmental authority, except for such failures that would not reasonably be expected to have, either singly or in the aggregate, a Company Material Adverse Effect or a material adverse effect on Seller. Neither the Company nor Seller is in default in any respect under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder, except where such defaults would not reasonably be expected to have, either singly or in the aggregate, a Company Material Adverse Effect or a material adverse effect on Seller. Neither the execution and delivery of this Agreement nor any of the other documents contemplated hereby, including the Business Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance by each of the Company and Seller with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit, except for such Permits the loss or impairment of which would not reasonably be expected to have, either singly or in the aggregate, a Company Material Adverse Effect. Neither the Company nor Seller provides any services with respect to the business of the Company that would require either of them to obtain any authorization or make any registration in any foreign country.

      SECTION 2.06 Financial Statements; Financial Matters.

            (a) Attached as Schedule 2.06(a) are the unaudited financial statements of the Company and its predecessor for (i) the year ended December 31, 1999 consisting of a balance sheet, statement of operations and statement of shareholders' equity and (ii) each month (or portion thereof) from January 1, 2000 through the Closing (collectively, the "Company Financial Statements"). The Company

Financial Statements, including all related notes and schedules thereto, fairly present in all material respects the financial position and results of operations of the Company and its predecessors as at the respective dates and the respective periods indicated therein in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and are consistent with the books and records of the Company.

            (b) Attached as Schedule 2.06(b) are schedules of the accounts receivable, prepaid expenses, accounts payable and accrued expenses of the Company, as of January 31, 2000, determined on an accrual basis in accordance with the books and records of the Company (which books and records are accurate and complete). The accounts receivable of the Company reflected on Schedule 2.06(b) have arisen from bona fide transactions and are reflected on the books and records of the Company. Reserves for any uncollectability of any such accounts receivable are reflected on such schedule.

            (c) Liabilities.

                  (i) Except for accounts payable and accrued expenses and as set forth in Schedule 2.06(b), the Company has no debts, liabilities, commitments or obligations (including, without limitation, any unasserted claims for which there are circumstances known or which should reasonably be known to exist by Seller or the Company that could serve as a basis therefor), absolute or contingent, liquidated or unliquidated, matured or unmatured, or due or to become due.

                  (ii) Neither Schedule 2.06(a) or (b) contains any intercompany liabilities or long-term liabilities or any other liability not incurred in the ordinary course of business.

                  (iii) All indebtedness, intercompany liabilities and other liabilities not incurred in the ordinary course of business or not reflected on the Company Financial Statements have been canceled, without taxable income to the Company, or have otherwise been assumed by Seller in full, without recourse against the Company, as of the date hereof.

            (d) Each of Seller's and the Company's books and records are accurate and complete and sufficient to enable Purchaser or its agents to prepare audited financial statements regarding the Company's business for the immediately preceding two calendar years.

            (e) Attached as Schedule 2.06(e) is a certificate prepared by Seller certifying as to the Company's Working Capital as of the date hereof ("Estimated Working Capital"). As used herein, "Working Capital" means the current assets (consisting of accounts receivable (without deduction for reserves) and prepaid expenses) of the Company minus the current liabilities (consisting of accounts payable and accrued expenses) of the Company, all determined in accordance with generally accepted accounting principles.

            (f) The Company Financial Statements reflect the operations of the Company as if the Company were operated as a stand-alone operation for the entire period set forth therein.

            (g) Advertising revenues appearing in the Company Financial Statements represent cash sales only and not barter or cash swap transactions, exclusive of "e-commerce/other" revenues that are less then 5% of total revenues for 1999.

      SECTION 2.07 Real Property. The Company does not own, and never has owned, any real property. Schedule 2.07 contains a true, correct and complete list and brief description of all (i) real property leased or subleased by the Company including the premises utilized by the Company with permission of Seller pursuant to the Facilities Services Agreement and (ii) other material real property utilized or accessed by the Company in the operation of its business, including the telephone and other shared properties with Seller pursuant to the Facilities Services Agreement, and including all rights-of-way and easement agreements, all of which properties are hereinafter referred to as the "Leased Real Property". Seller and the Company have provided to Purchaser true, correct and complete copies of the leases for or other agreements or arrangements under which the Company has the right to use the Leased Real Property (" Leases") and any sublease to or other similar agreement or arrangement with any third party with respect to such premises ("Subleases"). The space occupied by the Company is adequate for its current operations. Except as set forth in Schedule 2.07, neither Seller or the Company has subleased any Leased Real Property to others. Each of Seller and the Company is in compliance with all of the provisions of such Leases and Subleases and is not in default thereunder, except where such default or noncompliance would not have a Company Material Adverse Effect. Each such leasehold interest (i) is valid, subsisting and in full force and effect; and (ii) is not subject to any Liens (other than collateral assignments of the leases granted by the landlords thereunder to the extent permitted by the terms of such Leases and which do not interfere with or detract from the Company's use of the property subject to such Leases). The rental set forth in each of the Leases listed in Schedule 2.07 is the actual rental currently being paid or to be paid by the Company and there are no separate agreements or understandings with respect to same other than the Facilities Services Agreement and the Company is current on such rental obligations. Each parcel of Leased Real Property is occupied under a valid and current occupancy permit or the like to the extent required by law. There are no facts known to the Company or Seller which would prevent any Leased Real Property from being occupied by the Company immediately after the date hereof in substantially the same manner as before. The execution and delivery of this Agreement, and the performance of the obligations of the Company and Seller hereunder and under the Business Agreements, will not constitute a default under any Lease or Sublease and do not require the consent of any other party to any Lease or Sublease except for consents listed on
Schedule 2.08(b), all of which have been obtained.

      SECTION 2.08 Material Contracts.

            (a) Schedule 2.08(a) sets forth a complete and correct list of all material agreements to which the Company (or to the extent such agreement is for the benefit of the Company, the Seller) is a party or by which it (or the Seller) is bound and all or any portion of which are currently in effect and all agreements of the following types regardless of materiality (collectively, the "Material Contracts"): (i) agreements governing (A) website development, maintenance, and advertising or (B) network monitoring or maintenance; (ii) employment, severance, termination, consulting and retirement agreements; (iii) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments; (iv) other agreements, other than contracts with customers and suppliers, that required or require aggregate payments in any twelve month period to or by the Company of more than Fifty Thousand Dollars ($50,000) in the aggregate; (v) agreements containing any "change of control" provisions that will be triggered by any of the transactions contemplated by this Agreement;
(vi) agreements, arrangements or understandings with any director or officer of the Company or between the Company and Seller or any officer, director or shareholder of the Company or with any Affiliate of any thereof; (vii) agreements prohibiting the Company from engaging or competing in any line of business or limiting such competition; (viii) joint venture, partnership and similar agreements; (ix) acquisition or divestiture agreements relating to the sale or purchase of assets or stock of the Company (other than sales of inventory in the ordinary course of business) or the purchase of assets or stock of any other person (other than the purchase of inventory, supplies or equipment in the ordinary course of business); (x) brokerage, finder's or financial advisory agreements; (xi) guarantees of indebtedness for borrowed money of any person; and (xii) licensing and rights arrangements for any Intellectual Property (as defined in Article VIII), including all licenses of Intellectual Property and any related rights to or granted by the Company (or Seller to the extent it is used by the Company). True and complete copies of all Material Contracts have been delivered to Purchaser. Except as set forth on Schedule 2.08(a), the Company is not currently, nor has it been during the past two years, a party to any prime contract, subcontract, basic ordering agreement, letter contract, arrangement, purchase order, or delivery order of any kind, including all amendments, modifications, and options thereunder or relating thereto, given by a party holding itself out as a Federal or state government or agency, division, subdivision or procuring office or agent thereof that required payments by such party in any twelve month period of more than $5,000.

            (b) Except as set forth in Schedule 2.08(b), all Material Contracts are valid and in full force and effect and the Company has not (nor does it or Seller have any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Contract, except for defaults that would not reasonably be expected to have, either singly or in the aggregate, a Company Material Adverse Effect. The execution and delivery of this Agreement and the Business Agreements and the performance of the obligations of the Company and Seller hereunder and under the Business Agreements to which it is a party will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for consents listed on Schedule 2.08(b), all of which have been obtained.

      SECTION 2.09 Litigation. Except as set forth on Schedule 2.09, there are no actions, suits, arbitrations, mediations or other proceedings pending or, to the knowledge of the Company or Seller, threatened against the Company or Seller at law or in equity before any court, Federal, state, municipal or other governmental department or agency or other tribunal nor, to the knowledge of the Company or Seller, are there any customer complaints or other circumstances which could reasonably be expected to serve as a basis for same. Neither the Company nor Seller or their respective properties or assets is subject to any order, judgment, injunction or decree of any court or governmental authority.

      SECTION 2.10 Taxes. Tax Returns and Audits. Except as set forth in
Schedule 2.10, the Company has prepared and filed on a timely basis with all appropriate Federal, state, local and foreign governmental authorities all material returns in respect of Taxes it is required to file on or prior to the date hereof and all such returns completely and accurately set forth the amount due of any Taxes relating to the applicable period. Except as set forth in
Schedule 2.10, the Company has paid in full all Taxes due on or before the date hereof. In the case of Taxes accruing on or before the date hereof that are not due on or before the date hereof, such Taxes do not exceed $5,000. The Company has withheld from each payment made to any of its present or former employees, officers, directors or other party all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities. In addition, other than as set forth on Schedule 2.10, (i) there are no assessments against the Company with respect to Taxes that have been issued and are outstanding; (ii) no governmental authorities have audited or, to the knowledge of Seller, examined the Company in respect of Taxes; (iii) the Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes which has not yet expired by its terms; (iv) Company has not received written notification from any governmental authority of its intention to commence any audit or investigation; (v) the Company is not a party to, or bound by, nor does it have any obligation under any Tax sharing or Tax indemnification agreement, provision or arrangement, whether formal or informal, and no power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company; and (vi) the Company is not presently required nor will it be required to include any adjustment in taxable income under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of any change in method of accounting or otherwise.

      SECTION 2.11 Absence of Certain Changes; Ordinary Course of Business.

            (a) Except as set forth on Schedule 2.11, the Company has not since December 31, 1999:

                  (i) operated the Company other than in accordance with its past practices and Plan W, a copy of which is attached hereto as Exhibit B;

                  (ii) issued, delivered or agreed to issue any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof (Schedule 2.11 to delineate all such items);

                  (iii) borrowed or agreed to borrow any funds;

                  (iv) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities incurred in the ordinary course of business and consistent with prior practice and expenses incurred in connection with the transactions contemplated by this Agreement;

                  (v) made capital expenditures exceeding $25,000 individually or $50,000 in the aggregate;

                  (vi) other than pursuant to this Agreement, discharged or
            satisfied any obligation or encumbrance other than ordinary operating expenses and trade payables reflected in the Financial Statements, and trade payables and other operating expenses incurred after December 31, 1999 in the ordinary course of business and consistent with prior practice, all of which payments have been made in a manner consistent with prior practice;

                  (vii) failed to pay any payables when due, consistent with prior practice;

                  (viii) sold, transferred, leased to others or otherwise
            disposed of any assets outside of the ordinary course of business or canceled or compromised any debt or claim, or waived or released any right of substantial value;

                  (ix) received any notice of termination or threatened
            termination of any Material Contract, Lease, Sublease, Permit or other agreement, or suffered any damage, destruction or loss (whether or not covered by insurance) the effect of which would reasonably be expected to have a Company Material Adverse Effect;

                  (x) encountered any labor union organizing activity, labor disputes or had any material adverse change in its relations with its employees or agents, clients or insurance carriers;

                  (xi) made any accrual or arrangement for any payment or any bonus, or any increase in compensation or any severance or termination payment to (i) any present or former officer or employee of the Company; or (ii) any person, firm or corporation which is or was furnishing professional or consulting services to the Company;

                  (xii) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or any of the Intellectual Property used in the businesses or operations of the Company, or licensed or otherwise transferred or disposed of any of its material Intellectual Property;

                  (xiii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its sole shareholder or any Affiliate of any of its sole shareholder, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock, or made or agreed to make any payment to its sole shareholder or any Affiliate of its sole shareholder, whether on account of debt, management fees or otherwise;

                  (xiv) suffered any material adverse change, in any case or in the aggregate, in its assets, liabilities, financial condition, results of operations or business; or

                  (xv) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (ix), (x) or (xiv)).

            (b) Since December 31, 1999, Seller has used reasonable efforts to fund the operation of the Company's business through the date hereof, at the level provided in Plan W, including $200,000 for online advertising in reasonable consultation with Purchaser.

      SECTION 2.12 Employee Benefit Plans. Schedule 2.12 sets forth a list of all the employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), programs and arrangements maintained by the Company and/or Seller for the benefit of any current or former employee, officer or director of the Company (collectively, the "Company Benefit Plans"). Each Company Benefit Plan intended to be qualified under Sections 401(a) and 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service that it is so qualified and, to the knowledge of the Company and Seller, nothing has occurred since the date of the most recent letter that could reasonably be expected to materially adversely affect the qualified status of such Company Benefit Plan (other than amendments to such Company Benefit Plan and changes in applicable law for which the remedial amendment period has not yet expired). Each Company Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Company Benefit Plan have been timely made, except for failures that would not have a Company Material Adverse Effect. Neither the Company nor any other entity under common control (within the meaning of Section 414(b) or (c) of the Code) with the Company has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with any Company Benefit Plan and no fact or event exists, to the knowledge of the Company and Seller, that could reasonably be expected to give rise to any such liability. All contributions due and payable on or before the date hereof in respect of each Company Benefit Plan have been made in full and in proper form.

      SECTION 2.13 Labor Relations; Employees; Employee Offers. Neither Seller nor the Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company regarding the employees of the Company. To the knowledge of the Company and Seller, there have been no labor organization activities involving any of the employees of the Company during the last five years. Schedule 2.13 hereto contains a complete list of all of the current employees of the Company, including salary, bonus, target and variable pay and all other material perquisites and benefits paid or accrued for the periods specified therein. Except as indicated in Schedule 2.13, none of such employees is subject to an employment agreement or employment restriction with the Company and all employees of the Company are terminable at will. No employee of the Company has any right or claim (legal, equitable or otherwise) to receive any portion of the Purchase Price.

      SECTION 2.14 Insurance Policies; Claims. Schedule 2.14 sets forth all insurance policies and bonds maintained by or on behalf of the Company. The insurance policies and bonds set forth in Schedule 2.14 are provided by reputable insurers or issuers, and provide adequate coverage for all normal risks incident to the businesses of the Company and its assets. No written claims have been received by the Company as a result of allegedly defective products or services or any alleged libelous, slanderous or defamatory statements or activities and neither the Company nor Seller know of any circumstances which could reasonably be expected to give rise to any such claim. No insurance policy issued to or on behalf of or regarding the Company has ever been canceled by the policy issuer. No issuer of any policy covering the Company or any of its assets, operations or employees has refused to honor a claim during the past three years (other than health insurance claims of employees and their dependents).

      SECTION 2.15 Intellectual Property.

            (a) Prior to the date hereof, Seller has irrevocably assigned and transferred to the Company all rights and interests (ownership and otherwise) worldwide in and to the Intellectual Property (as defined below) that is used exclusively in connection with the business of the Company or its predecessors, all of which, except for commercially available software packages, is listed in
Schedule 2.15. The Intellectual Property described in Schedule 2.15, together with the rights granted under the License Agreement and the rights to commercially available software packages, constitutes all the Intellectual Property (both owned and licensed) used or held by the Company in the conduct of its business as it has heretofore been conducted and there are no other items of Intellectual Property that are material to the Company or its business. The Company owns or possesses all right, title and interest in and to, or a valid and enforceable license or other right to use, all of the Intellectual Property that is material to the conduct of its business (including all necessary rights to display all content displayed on its websites). Schedule 2.15 identifies each patent, copyright or other registration which has been or is issued to or is used exclusively by the Company, except for commercially available software packages, and identifies each entity which owns the rights to such Intellectual Property, if not the Company, and each pending patent or copyright application or other application for registration which the Company has made with respect to any of its Intellectual Property. Schedule 2.15 also identifies each registered or unregistered trade name, statutory or common law trademark, service mark, corporate name and statutory or common law copyright used or held by the Company. Except as disclosed in Schedule 2.15, (i) the Company owns, free and clear of all Liens and has the exclusive right to use all of its Intellectual Property; (ii) all registrations with respect thereto are in full force and effect; (iii) all relevant documentation and explanatory materials relating thereto in reasonable detail has been provided to Purchaser or Purchaser has been provided access thereto; and (iv) the Company has taken appropriate and reasonable security measures to protect the secrecy and confidentiality of the Company's trade secrets and related Intellectual Property. All Intellectual Property licensed to third parties is listed on Schedule 2.15. Except as set forth on Schedule 2.15, websites hosted or served by the Company or on behalf of the Company are operated on a continual 24-hour per day/7-day per week basis. The Company has not, and, to its knowledge, any third-party content distributed by it has not, infringed, misappropriated or otherwise violated any Intellectual Property of any other person. To the knowledge of the Company and Seller, no person is infringing upon any Intellectual Property right of the Company.

            (b) "Intellectual Property" means all patents, patent applications and patent disclosures; all copyrights, copyright applications and copyright disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all registered and unregistered statutory and common law trademarks, service marks and service mark rights, trade dress, trade names and trade name rights, corporate names, and all the goodwill associated therewith; all registrations, applications and renewals for any of the foregoing; all protocols, codes and operating systems; and all trade secrets, confidential information, formulae, compositions, manufacturing and production processes and techniques, research information, drawings, specifications, design plans, improvements, proposals, technical and computer data, documentation and software, brand names, inventions, processes, trade dress, business and product names, industrial models, designs, methodologies, computer programs (including all source codes), databases, HTML, Java and related codes, technical information, engineering and technical drawings, financial business and marketing plans, customer and supplier lists and related proprietary information, marketing materials and all other proprietary intellectual property rights, including all URLs, web sites and source codes.

            (c) Each of the Company and Seller has caused each of its current employees, consultants and independent contractors, as applicable, that have worked on or contributed to the development or improvement of any of its Intellectual Property, to execute applicable "work for hire" (as such term is used in the Federal copyright statute) agreements and/or assignments required to vest in the Company full, effective, exclusive and original ownership of all such Intellectual Property.

      SECTION 2.16 Domain Names; Registered Users.

            (a) Seller has irrevocably assigned and transferred to the Company all rights in and to any domain names used or intended to be used by the Company.

            (b) Schedule 2.16 sets forth all domain names assigned to or reserved by the Company. Except as set forth in Schedule 2.16, all such domain names have been validly obtained by the Company and are exclusive to the Company in accordance with applicable Network Solutions, Inc. rules. Except as set forth in Schedule 2.16, all filings, payments and actions have been made or taken and the domain names used in such manner as may be necessary to maintain the right to such names. To the knowledge of the Company, none of such domain names are a federally registered trademark of any third party, except as set forth on
Schedule 2.16. The validity of such domain names have not been challenged by any party, and to the knowledge of the Company and Seller, no circumstances exist which would reasonably form the basis for any such challenge.

            (c) The number of registered users who permit the Company to send them E-mail, as determined by Digital Impact (a company that provides E-mail to the Company's users) in connection with the Company's E-mailing on or before January 31, 2000 is not less than 491,563. Seller has furnished Purchaser with a list of all persons who are currently active registered users of the Company's or its predecessors' services through February 7, 2000. This list is contained in zipped text files (active1.zip, active2.zip, active3.zip, active4.zip, active5.zip, active6.zip) attached to an E-Mail for James Mount of Computer Associates (james.mount@ca.com<mailto:james.mount@ca.com>) per the Business and Technology Assessment project contracted by Guarantor. The names were selected from the registered user database as accounts for which the "orderstatus" field is set to "active."

      SECTION 2.17 Personal Properties; Assets.

            (a) Seller has contributed as capital to the Company, free and clear of all Liens, all of Seller's assets and property used in the conduct of the business or its predecessors, including, without limitation, all fixed and intangible assets, inventory, Material Contracts and rights in Intellectual Property, other than as set forth on Schedule 2.17(a). The personal property and assets listed on Schedule 2.17(a) are not material to the Company's business, prospects or operations.

            (b) Schedule 2.17(b) sets forth all of the personal properties and assets owned or leased by the Company as of the Closing having an individual value greater than $1,000. The Company (i) has good and marketable title to all such personal properties and assets owned by it, free and clear of all Liens, except (A) statutory Liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, Liens, charges, security interests or encumbrances which do not secure monetary obligations and which do not materially affect the use or marketability of the personal properties or assets subject thereto or affected thereby or otherwise materially impair the Company's business operations or use of such assets and (C) as set forth on Schedule 2.17(b), and (ii) is the lessee of all other assets and personal property not owned by it reflected on Schedule 2.17(b). Each lease for such personal property that is material to the business of the Company is valid without default thereunder by the lessee or, to the knowledge of the Company and Seller, lessor, and the Company is in possession of the personal property purported to be leased thereunder. The personal properties and assets of the Company are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the personal properties and assets which are necessary for the businesses and operations of the Company as currently conducted. The parties recognize that four pieces of computer equipment, as referenced on Schedule

2.17(b), are subject to lease obligations owed by Seller to its lease line provider in the total amount equal to approximately $24,000. The actual total amount of such lease/lease line obligations are referred to herein as "Lease Line Obligations."

      SECTION 2.18 Bank Accounts. Schedule 2.18 sets forth the name of each bank in which the Company has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, holding tax or other powers of attorney from the Company. Prior to Closing, all cash held in shared account allocable to the Company has been transferred to separate Company accounts.

      SECTION 2.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

      SECTION 2.20 Records. Except as set forth on Schedule 2.20, the books of account, minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects, and except as set forth on Schedule 2.20 there have been no material transactions involving the Company of the type typically recorded in such records that have not been recorded.

      SECTION 2.21 No Illegal or Improper Transactions. Neither the Company, Seller (for the benefit of the Company) nor any officer, director, employee, agent or Affiliate of the Company or Seller (for the benefit of the Company) has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for the benefit of the Company, (ii) illegally or improperly facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law.

      SECTION 2.22 Related Transactions. Except as disclosed in Schedule 2.22, and for compensation and related arrangements with employees for services rendered consistent with past practices, no current director, officer, employee or shareholder of the Company or Seller, nor any immediate family member of any of the foregoing, is presently or has been within the one (1) year period prior to the date hereof (a) a party to any transaction with the Company (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee or shareholder of the Company or Seller) which have terms that are currently in effect, or (b) is the direct or indirect owner of a one (1%) percent or more equity interest in any corporation, firm, association or business organization which is a present competitor, supplier or customer of the Company, nor does any such person receive income from any source other than the Company which relates to the business of, or should properly accrue to, the Company.

      SECTION 2.23 Disclosure. The representations and warranties by Seller and the Company contained in this Agreement or any Schedule hereto or in any Business Agreement do not contain any untrue statement of a material fact or, taken together, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      SECTION 2.24 Environmental, Health and Safety Matters.

            (a) Company is in compliance with Environmental, Health and Safety Requirements, except for such noncompliance as would not reasonably be expected to have a Company Material Adverse Effect.

            (b) Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its property arising under Environmental, Health, and Safety Requirements, the subject of which would reasonably be expected to have, either singly or in the aggregate, a Company Material Adverse Effect.

            (c) This Section 2.24 contains the sole and exclusive representations and warranties of the Company and Seller with respect to any environmental, health or safety matters, including without limitation, any arising under any Environmental, Health & Safety Requirements which regard the Company.

      SECTION 2.25 Year 2000 Compliance. All Information Technology of the Company has continued to operate in the year 2000 as it operated in the year 1999 and earlier in a manner that is Y2K Compliant without programming that requires the use of a date earlier than January 1, 2000.

      SECTION 2.26 Material Customers and Suppliers. Schedule 2.26 lists the 10 largest customers (measured by revenue) and 10 largest suppliers (measured by cost of goods or services) over the 12-month period ended December 31, 1999 of the Company. To the knowledge of the Company and Seller, except as scheduled, no such customer or supplier has indicated to the Company or Seller that it intends to terminate or modify its relationship with the Company and no customer or supplier has ceased or materially reduced its business with the Company during such period, has notified the Company or Seller of any potential bankruptcy or insolvency or accounts for more than 10% of the annual revenues or cost of goods or services, as the case may be, of the Company.

      SECTION 2.27 Receivables. The Company has provided to Purchaser a list ("Receivables Transfer Report") of Receivables of Company as of December 31, 1999, showing separately those Receivables that, as of such date, had been due and outstanding (a) 30 days or less, (b) 31 to 60 days, (c) 61 to 90 days, (d) 91 to 120 days and (e) more than 120 days. Except as set forth on Schedule 2.27, all Receivables reflected in the Company Financial Statements and the Receivables Transfer Report arose from the sale of services to persons not affiliated with Company in the ordinary course of Company's business consistent with past practice and constitute valid, undisputed and collectible claims of Seller not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of Company's business consistent with past practice.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to each of the Company and Seller as follows:

      SECTION 3.01 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, except where the failure to so qualify would not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the results of operations, financial condition, business, assets or prospects of Purchaser or materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement (a "Purchaser Material Adverse Effect").

      SECTION 3.02 Authority; Corporate Action. Purchaser has the necessary power and authority to enter into this Agreement, and the Business Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. All action necessary to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and each of the Business Agreements to which it is a party and all other instruments delivered by Purchaser in connection with the transactions contemplated hereby or thereby has been duly and validly taken and this Agreement and each of the Business Agreements to which it is a party, have been duly executed and delivered by the Purchaser. Subject to the terms and conditions hereof, this Agreement and the Business Agreements to which it is a party, constitute the valid, binding and enforceable obligations of the Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      SECTION 3.03 No Conflict; Required Filings and Consents.

            (a) The execution and delivery by Purchaser of this Agreement, the Escrow Agreement and the Business Agreements to which it is a party and the performance by Purchaser of its obligations under this Agreement, the Escrow Agreement and the Business Agreements to which it is a party does not (i) conflict with or violate the Certificate of Incorporation or By-laws of Purchaser, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Purchaser or by which its property or assets are bound or subject, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a Purchaser Material Adverse Effect.

            (b) The execution and delivery by Purchaser of this Agreement, the Escrow Agreement and the Business Agreements to which it is a party, and the performance of this Agreement, the Escrow Agreement and the Business Agreements to which it is a party does not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except
(i) for compliance with the applicable requirements, if any, of the Securities Act, Exchange Act, state securities laws, or state takeover laws or Nasdaq, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

      SECTION 3.04 Investment Representations. Purchaser represents that (a) all of the Shares to be acquired by it from Seller pursuant to this Agreement will be acquired for its account and not with a view towards distribution thereof;
(b) it understands that it must bear the economic risk of the investment in the Company, which cannot be sold by it unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; and (c) it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on the Company's behalf concerning the business and operations of the Company and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information. Purchaser acknowledges that (d) it is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act; and (e) it understands that the certificates representing the Shares shall bear legends to the effect that such Shares may not be transferred except upon compliance with (i) the registration requirements of the Securities Act (or an exemption therefrom) and (ii) the provisions of this Agreement.

      SECTION 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

      SECTION 3.06 Disclosure. The representations and warranties by Purchaser contained in this Agreement or any Schedule hereto or in any Business Agreement do not contain any untrue statement of a material fact or, taken together, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE IIIA
                   REPRESENTATIONS AND WARRANTIES OF GUARANTOR

      Win Star New Media Company, Inc. ("Guarantor") represents and warrants to each of the Company and Seller as follows:

      SECTION 3A.1 Organization. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Guarantor is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, except where the failure to so qualify would not, singly or in the aggregate, be reasonably expected to have a material adverse effect on the results of operations, financial condition, business, assets or prospects of Guarantor or materially impair Guarantor's ability to guaranty the payment by Purchaser of the Purchase Price (a "Guarantor Material Adverse Effect").

      SECTION 3A.2 Authority; Corporate Action. Guarantor has the necessary power and authority to guaranty the payment by Purchaser of the Purchase Price as set forth at the foot of this Agreement (the "Guaranty"). All action necessary to be taken by Guarantor to authorize the execution, delivery and performance of the Guaranty has been duly and validly taken and the Guaranty has been duly executed and delivered by the Guarantor. The Guaranty constitutes the valid, binding and enforceable obligation of the Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      SECTION 3A.3 No Conflict; Required Filings and Consents.

            (a) The execution and delivery by Guarantor of the Guaranty and the performance by Guarantor of its obligations under the Guaranty do not (i) conflict with or violate the Certificate of Incorporation or By-laws of Guarantor, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Guarantor or by which its property or assets are bound or subject, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of

Guarantor pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor is a party or by which Guarantor or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not reasonably be expected to have a Guarantor Material Adverse Effect.

            (b) The execution and delivery by Guarantor of the Guaranty and the performance of the Guaranty by the Guarantor does not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity, except (i) for compliance with the applicable requirements, if any, of the Securities Act, Exchange Act, state securities laws, or state takeover laws or Nasdaq, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Guarantor Material Adverse Effect.

      SECTION 3A.4 Financial Statements. Attached as Schedule 3A.4 are the unaudited consolidated financial statements of the Guarantor and its subsidiaries for the year ended December 31, 1999 consisting of a balance sheet, statement of operations and statement of stockholders' equity (collectively, the "Guarantor Financial Statements"). The Guarantor Financial Statements, including all related notes and schedules thereto, fairly present in all material respects the financial position and results of operations of the Guarantor and its subsidiaries as at the respective dates and the respective periods indicated therein in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and are consistent with the books and records of the Guarantor and its subsidiaries.

      SECTION 3A.5 Disclosure. The representations and warranties by Guarantor contained in this Agreement do not contain any untrue statement of a material fact or, taken together, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV
                     NATURE AND SURVIVAL OF REPRESENTATIONS,
                     WARRANTIES AND COVENANTS OF THE PARTIES

      SECTION 4.01 Survival. Each representation and warranty made by any Party under this Agreement shall survive the execution of this Agreement, and shall continue in full force and effect until such time as the obligation to indemnify with respect to such representation, warranty, covenant or agreement under Section 7.01, 7.02 or 7.03, as the case may be, so terminates. The covenants and agreements contained in this Agreement shall survive the execution of this Agreement and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

      SECTION 4.02 Nonwaiver of Rights. The representations, warranties, covenants and agreements made by any Party under this Agreement shall not be affected or deemed waived by reason of the fact that the other Party or its representatives knew or should have known that any such representations, warranties, covenants or agreement is or might be inaccurate in any respect. Any furnishing of information by any Party to another pursuant to, or otherwise in connection with, this Agreement, including, without limitation, any information contained in any document, contract, book or record of the delivering Party to which another Party shall have access or any information obtained by, or made available to, any Party as a result of any investigation made by or on behalf of such Party prior to or after the date of this Agreement, shall not affect such Party's right to rely on any representation, warranty, covenant or agreement made or deemed made by another Party in this Agreement and shall not be deemed a waiver thereof.

                                    ARTICLE V
                                    COVENANTS

      SECTION 5.01 Covenants of Seller. Seller agrees to the following covenants:

            (a) Confidentiality. Seller shall hold and shall cause its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all terms of this Agreement and related agreements and all documents and information concerning Purchaser or Guarantor furnished to them by Purchaser or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the Company or Seller, (ii) in the public domain through no fault of the Company or Seller or (iii) lawfully acquired by Seller from another source, which source shall not be a person under confidentiality obligation to Purchaser or Guarantor and, except as otherwise required by applicable law, rule or regulation, Seller shall not release or disclose such information to any other person, except its auditors, actuaries, attorneys, financial advisors, bankers and other consultants and advisors who need to know same in connection with this Agreement and the transactions contemplated hereby.

            (b) Non-use of Name. From and after the date hereof, Seller shall not establish or otherwise be associated with, as an owner, partner, shareholder, employee or otherwise, any firm which utilizes the name "Individual.com" or the name "NewsPage.com" or any variant thereof as part of its business name other than in connection with their affiliation with the Company after the date hereof or grant to any person or entity the right to use the name "Individual.com" or the name "NewsPage.com" or any variant thereof or grant (or attempt to grant) any material rights to any Intellectual Property owned or used in the business of the Company to any third party.

            (c) Further Assurances. Seller will from time to time after the date hereof, at Purchaser's reasonable request, execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer, and will deliver passwords and codes and will take such other actions and execute and deliver such other documents, certificates and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the assets of the Company, or to enable Purchaser to complete, perform or discharge any of the liabilities and obligations of the Company.

            (d) Non-Competition. Seller agrees that it will not during the period ending eighteen (18) months from the First Closing Date (the "Restricted Period"), within the United States, directly or through a subsidiary or other Affiliate, (i) engage in the business of providing free public access to news over the Internet; (ii) hire (the restriction herein to apply only during the six-month period after the First Closing Date and to exclude employees of the Company who do not continue as employees of the Company after the First Closing
Date) or solicit for employment any employee of Purchaser or any Affiliate thereof, including the Company; or (iii) interfere with, disrupt or attempt to disrupt the relationship between Purchaser or any Affiliate thereof, including the Company, and any of its lessors, lessees, licensors, licensees, information providers, vendors, customers or suppliers. Seller acknowledges that a remedy at law for any breach or attempted breach of this Section 5.01(d) will be inadequate and further agrees that any breach of this Section 5.01(d) will result in irreparable harm to the business of the Company, and covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section 5.01(d) shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 5.01(d) shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this
Section 5.01(d). If any provision of this Section 5.01(d) shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this
Section 5.01(d) but shall be confined in its operation to the provision of this
Section 5.01(d) directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 5.01(d) should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

            (e) Employment. Purchaser will offer all employees of the Company the opportunity to continue employment with the Company on terms consistent with Purchaser's current employee policies. Such employees will be eligible to receive benefits afforded other similarly situated employees of Purchaser, subject to applicable waiting periods and other conditions; provided that any severance benefits afforded to employees of the Company who were employed prior to the First Closing Date will not, during the six-month period after the First Closing Date, be less favorable than the severance benefits afforded by the Seller to its employees prior to the First Closing Date.

            (f) Severance Liabilities. To the extent not paid at or before the Closing, Seller shall pay and assume all severance costs, and other related costs, if any, relating to any current and former employees of the Company who do not sign the waivers described in Section 6.03(a).

            (g) Cash Flow Statements. Seller shall deliver a statement of cash flows for the Company for the year ended December 31, 1999 to Purchaser not later than March 31, 2000. Such cash flow statement will be prepared in accordance with generally accepted accounting principles applied on a consistent basis and will be consistent with the books and records of the Company.

            (h) Audited Financial Statements. Upon reasonable notice to Seller by Purchaser based upon Purchaser's sole determination that audited year-end financial statements are required by the Securities and Exchange Commission, Seller shall present to Purchaser, financials statements for the Company's years ended December 31, 1999 and/or 1998, audited by an independent public accountant mutually agreed upon by the Parties, and shall otherwise reasonably cooperate with Purchaser in connection therewith. In this regard, Purchaser agrees to pay the first $10,000 of such auditor fees with the balance to be split equally between Purchaser and Seller.

            (i) Assistance. For a period of 90 days from the date hereof, as reasonably requested by Purchaser, Seller will make available to Purchaser and its Representatives, at Seller's sole cost, information and services relating to the Company or the transactions contemplated hereby, including financial reports, human resources materials and information relating to technical operations concerning the Company.

            (j) Media Metrix. Seller will cooperate with Purchaser in order to cause the Company's Media Metrix audience levels user statistics as of January 1, 2000, to be credited to Purchaser to the extent permitted by Media Metrix rules.

            (k) Remaining Shares. Seller agrees that it shall not sell, hypothecate or otherwise transfer the Remaining Shares or any portion thereof or interest therein to any party, other than Purchaser or its designee, or agree to do any of the foregoing. The certificates representing the Remaining Shares shall bear a legend mutually satisfactory to the Parties to the effect that the Remaining Shares are subject to the terms and conditions of this Agreement and shall be held by counsel to Purchaser until the Second Closing, subject to release to Seller on written request to such counsel.

            (l) Consents. Seller will continue to use commercially reasonable efforts in consultation with Purchaser to obtain all required consents from Seller's content providers or secure substitute content acceptable to Purchaser.

      SECTION 5.02 Mutual Covenants.

            (a) Further Assurances. Each Party will, from time to time after the Closing, at the reasonable request of the other Party, execute, acknowledge and deliver to the other Party such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certificates and further assurances as the Other Party may reasonably request to consummate and carry out the transactions contemplated by this Agreement.

            (b) Publicity. No Party shall make any public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and approval by the other Party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser may make any disclosure which its counsel advises is required by applicable law or regulation, in which case Purchaser shall use commercially reasonably efforts to give Seller and the Company reasonable advance notice.

            (c) Non-Competition. During the six-month period after the First Closing Date, Purchaser agrees that it will not hire any employees of Seller. During the nine-month period after the First Closing Date, Purchaser agrees that it will not solicit for employment any employees of Seller.

      SECTION 5.03 Tax Filings.

            (a) Seller shall assist Purchaser and its Affiliates in the preparation of or, if so requested by Purchaser, cause to be prepared and file or cause to be filed on a timely basis all tax returns (including information returns) for the Company, at Seller's sole cost, including the payment of all taxes due thereon, for all periods ending on or prior to the First Closing Date (except with respect to any transaction not in the ordinary course of business occurring on the First Closing Date after Purchaser's purchase of the Company's stock, it being understood that the deemed sale of Company's assets pursuant to the Section 338(h)(10) Election described in the next paragraph (b) shall not be treated as a transaction described in this parenthetical exception). Purchaser shall provide or cause the Company to provide all Tax assistance and information reasonably requested by Seller.

            (b) Seller, Purchaser and the Company agree to take all necessary actions to make a timely and valid election under Section 338(h)(l0) of the Code (and any corresponding elections under state, local, or foreign Tax law, where applicable) (collectively, a "Section 338(h)(10) Election") to treat the purchase and sale of the stock of the Company hereunder as a deemed sale of the assets of the Company for Tax purposes. Seller will pay any Tax attributable to the Company's deemed asset sale resulting from the making of the Section 338(h)(l0) Election. Seller, Purchaser and the Company agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all relevant purposes (including Tax and financial accounting purposes) in a manner consistent with the fair market values set forth in the Allocation Schedule attached hereto. Seller, Purchaser and the Company will file all Tax returns (including amended returns and claims for refund) and information repots in a manner consistent with such allocation.

            (c) Purchaser agrees to indemnify Seller for any Tax owed by Seller (including Tax owed by Seller due to any such indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the First Closing Date after Purchaser's purchase of the Initial Shares, it being understood that the deemed sale of Company's assets pursuant to the Section 338(h)(l0) Election shall not be treated as a transaction described in this paragraph (c).

                                   ARTICLE VI
                              OTHER CLOSING MATTERS

      SECTION 6.01 Other Documents to be Furnished by Purchaser to Seller. Concurrently with the execution of this Agreement, Purchaser has delivered to
Seller:

            (a) Legal Opinion. An opinion of even date hereof from Graubard Mollen & Miller, counsel to Purchaser, addressed to Seller, opining in all material respects to the matters set forth on Exhibit C annexed hereto.

            (b) Secretary's Certificate. A certificate signed by the Secretary of Purchaser, dated the date hereof, certifying (i) that the attached Certificate of Incorporation and By-laws of Purchaser are true and complete, have not been modified and are full force and effect and (ii) as to the incumbency of the officers of the Purchaser executing this Agreement, and the Business Agreements to which it is a party.

      SECTION 6.02 Other Documents to be Furnished by Seller and Company to Purchaser. Concurrently with the execution of this Agreement, Seller and/or Company has delivered to Purchaser:

            (a) Legal Opinion. An opinion of even date hereof from Testa, Hurwitz & Thibeault, LLP, counsel to Seller, addressed to Purchaser, opining in all material respects to the matters set forth on Exhibit D hereto;

            (b) Stock Certificate. A stock certificate representing the Initial Shares registered in the name of Purchaser and evidence of cancellation of all certificates representing the Initial Shares registered in the name of Seller.

            (c) Secretary's Certificates.

                  (i) a certificate signed by the Secretary of the Company,
            dated the date hereof, certifying (A) that the attached Certificate of Incorporation and By-laws of the Company are true and complete, have not been modified and are in full force and effect and (B) as to the incumbency of the officers of the Company executing this Agreement and the Business Agreements.

                  (ii) a certificate signed by the Secretary of Seller, dated the date hereof, certifying (A) that the Board of Director and Shareholder resolutions approving and otherwise relating to the transactions contemplated hereby and in the Business Agreements are in full force and effect and have not been modified and (B) as to the incumbency of the officers of Seller executing this Agreement and the Business Agreements;

            (d) Consents. Copies of all private third party consents to the transactions contemplated hereby which are required as a result of the transactions contemplated hereby; and

            (e) Indebtedness. Documentation evidencing that all indebtedness, intercompany liabilities and other liabilities of the Company not incurred in the ordinary course of business or not reflected on the Company's Financial Statements have been canceled at or prior to the First Closing Date without taxable income to the Company.

            (f) Director Resignations. Seller shall have provided to the Company letters from all of their directors resigning as directors of the Company as of the First Closing Date.

      SECTION 6.03 Employee Matters.

            (a) Waiver by Employees of Company. Seller shall deliver to Purchaser waivers executed by each employee of the Company in the form annexed hereto as Exhibit E.

            (b) Continued Employment. Each of the employees listed on Schedule 6.03(b), including senior management employees, have agreed in writing to continue as employees at will with the Company or an Affiliate thereof at Purchaser's sole discretion, on terms previously approved by Purchaser, including customary confidentiality and work-for-hire provisions.

            (c) Termination of the Company Options, Warrants and Convertible Securities. All outstanding options, warrants or other securities exercisable or exchangeable for or convertible into options of the Company shall have been canceled at or prior to the Closing without expense or future obligation to the Company. Seller shall provide evidence to Purchaser of the termination of all such securities and rights held by any person other than an employee who has signed and delivered a release in the form of Exhibit E.

            (d) Company Compensation. Subject to Section 1.03 with respect to the period beginning February 15, 2000, Seller shall have paid all compensation due and owing to the Company's employees and former employees for any and all periods of service prior to or ending on the First Closing Date, including salary, bonuses (performance or otherwise) incentives, severance benefits, change of control packages, unused or accrued vacation time and any other earned or accrued compensation or benefits.

      SECTION 6.04 Facilities Services Agreement; License Agreement and Limited Technology License. Concurrently with the execution of this Agreement:

            (a) Facilities Services Agreement. Purchaser and Seller have entered into a Facilities Services Agreement in the form of Exhibit F.

            (b) License Agreement. The Company and Seller have entered into a License Agreement in the form of Exhibit G.

            (c) Limited Technology License. The Company and Seller have entered into a perpetual nonexclusive Limited Technology License in the form of Exhibit H.

            The Facilities Services Agreement, License Agreement and Limited Technology License are collectively referred to herein as the "Business Agreements."

                                   ARTICLE VII
                                 INDEMNIFICATION

      SECTION 7.01 Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser from and against, and shall reimburse Purchaser for, any Damages which may be sustained, suffered or incurred by Purchaser and/or Company, whether as a result of any Third Party Claim or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of the Company's or Seller's covenants, representations, warranties, agreements, obligations or undertakings contained in this Agreement. Purchaser may offset any indemnification amount payable to it under this Section 7.01 against the Purchase Price which it is otherwise required to pay to Seller and/or any indemnification amount payable to Seller pursuant to Section 7.02. Claims made for indemnity hereunder with respect to breaches of representations and warranties must be made on or prior to February 28, 2001, except that with respect to claims arising as a result of a breach of the representations and warranties in (a) Sections 2.02 and 2.04, such claims may be made without limitation as to time except as provided by law, and (b) Section 2.10, such claims must be made prior to six months after the expiration of the statute of limitations for each respective Tax. Any claim for indemnity asserted within the relevant period shall survive until resolved.

      SECTION 7.02 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller from and against, and shall reimburse Seller for, any Damages which may be sustained, suffered or incurred by Seller, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach by Purchaser or Guarantor of any of their respective covenants, representations, warranties, agreements, obligations or undertakings contained in this Agreement. Seller may offset any indemnification amount payable to it under this Section 7.02 against any indemnification amount payable to Purchaser pursuant to Section 7.01. Claims made for indemnity hereunder with respect to breaches of representations and warranties must be made on or prior to February 28, 2001, except that with respect to Claims arising as a result of a breach of the representations and warranties in Section 3.02, such claims may be made without limitation as to time except as provided by law, and with respect to claims for indemnification arising under Section 5.03, such claims must be made prior to six months after the expiration of the applicable Tax statute of limitations. Any Claim for indemnity asserted within the relevant period shall survive until resolved.

      SECTION 7.03 Procedure.

            (a) Third Party Claims. In the event that a party entitled to indemnification hereunder (an "Indemnified Party") becomes aware of a Third Party Claim for which a party ("Indemnifying Party") would be liable to an Indemnified Party hereunder, the Indemnified Party shall give reasonably prompt notice in writing to the Indemnifying Party of such Claim, identifying the basis for such Claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such Claim whether or not the Claim is a Third Party Claim ("Claim Notice"); provided, however, that any delay in giving such Claim Notice will not be deemed a waiver of nor result in any discontinuation of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually materially prejudiced by such delay. The Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized (upon giving ten (10) days prior written notice to the Indemnifying Party), prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends. A Third Party Claim may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release; provided, however, that the Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) if such Claim is not exclusively for monetary Damages.

            (b) Direct Claims. In the event any Indemnified Party shall have a Direct Claim against any Indemnifying Party hereunder, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party.

            (c) Books and Records. After delivery of a Claim Notice or other notification of a claim, so long as any right to indemnification exists pursuant to this Article VII, the affected Parties each agree to retain all books and records related to such Claim. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any Party hereunder and designated as confidential by the Party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the Party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the Parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third party (except for the representatives of the Party being provided with the information, in which event the Party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

      SECTION 7.04 Offset Rights. Notwithstanding anything to the contrary in this Agreement, to the extent Purchaser has a claim or alleges Damages (including Damages which may arise under the License Agreement) against Seller prior to February 28, 2001, Purchaser may offset the amount of such claim or Damages, to the maximum extent of $1,000,000, against the Final Payment. This shall not preclude Purchaser from pursuing reimbursement or indemnification with respect to the remaining amount of such claim or Damages or any other claim or Damages. In addition, Purchaser may offset from Purchase Price payments the greater of (i) amount of Lease Line Obligation payments made by Purchaser and
(ii) the replacement value of computer equipment described in the last sentence of Section 2.17(b).

      SECTION 7.05 Limitations.

            (a) Seller shall not be required to indemnify Purchaser or the Company pursuant to this Article VII unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $50,000, in which event such indemnification shall apply only to Damages suffered by Seller and the Company in excess of the first $50,000 thereof; provided that Third Party Long-Term Liabilities shall not be subject to such limitation and shall not be included as Damages for purposes of calculating such limitation.

            (b) Notwithstanding anything to the contrary in this Article VII, the indemnification obligations of Seller under Section 7.01 shall be limited to 50% of the Purchase Price, except that Third Party Long-Term Liabilities shall not be subject to any limitation and shall not be included as Damages for purposes of calculating such limitation.

                                  ARTICLE VIII
                                   DEFINITIONS

      SECTION 8.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate" means, with respect to a person or entity, any person or entity controlled by, under common control with or controlling such person or entity.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Damages" means the dollar amount of any loss, damage, cost, expense or liability, including, without limitation, reasonable attorneys' fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article
VII) to have been sustained, suffered or incurred by a Party and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement.

      "Direct Claim" means a claim by Party against another Party.

      "Environmental, Health, and Safety Requirements" means all Federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the date hereof.

      "Information Technology" means electronic data, communications and other systems utilizing computer hardware, computer software, computer firmware and other similar or related items including source codes, operating codes, programs, utilities and other software.

      "Lien" means any lien, claim, charge, option, security interest, restriction or encumbrance.

      "Party" means Purchaser, on the one hand, and Seller and/or the Company, on the other hand (collectively, the "Parties").

      "Representatives" of a Party means such Party's employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

      "Tax" or "Taxes" means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

      "Third Party Claim" means a claim, demand, suit, proceeding or action by a person, firm, corporation or government entity other than a Party hereto or any Affiliate of such Party.

      "Y2K Compliant" means that Information Technology required for the day-to-day operations of the Company records, stores, processes and presents date/time data (including without limitation calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000 and leap year calculations, and does not malfunction, cease to function or provide invalid or incorrect results or materially degrade in performance as a result of date/time data, including to the extent that other Information Technology which is Y2K Compliant, when used in combination with Information Technology of the Company, properly exchanges date/time data with it.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      SECTION 9.01 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, however, that the Seller shall pay all such expenses incurred by the Company.

      SECTION 9.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally or by facsimile or one day after delivery to a nationally recognized overnight courier, in each case, to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

            (a)   If to Seller:

                        NewsEdge Corp.
                        80 Blanchard Road
                        Burlington, MA 01803-5125
                        Attention: Donald L. McLagan, Chairman and Chief
                                   Executive Officer
                        Facsimile No.: (781) 229-3060

                  with a copy to:

                        Testa, Hurwitz & Thibeault, LLP
                        125 High Street
                        Boston, Massachusetts 02110-2704
                        Facsimile No.: (617) 248-7100
                        Attention: Lawrence S. Wittenberg, Esq.

            (b)   If to the Company:

                        Individual.com, Inc.
                        8 New England Executive Park
                        Burlington, MA 01803
                        Attention: Ilene H. Lang, President and Chief
                                   Executive Officer
                        Facsimile No.: (781) 313-5412

                  with a copy to:

                        Office.com Inc.
                        300 Park Avenue South
                        Fifteenth Floor
                        New York, New York 10010
                        Attention: William B. Schneck, Esq.
                        Facsimile No.: (212) 995-7782

            (c)   If to Purchaser or Guarantor:

                        Winstar New Media Company, Inc.
                        685 Park Avenue
                        New York, New York 10017
                        Attention: Stuart B. Rekant and Jonathan S. Gitlin, Esq. Facsimile No.: (212) 584-4001
                                       (212) 986-6447

                  in the case of subsection (b) or (c), with a copy to:

                        Graubard Mollen & Miller
                        600 Third Avenue
                        New York, New York 10016
                        Attention: David Alan Miller, Esq.
                        Facsimile No.: (212) 818-8881

      SECTION 9.03 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

      SECTION 9.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.06 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the Business Agreements constitute the entire agreement and supersede any prior agreements (including any confidentiality agreement) and undertakings, both written and oral, between Seller, the Company, Purchaser and/or the Guarantor with respect to the subject matter hereof.

      SECTION 9.07 Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and the successors and permitted assigns of the Parties.

      SECTION 9.08 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of Seller and the Company hereby submits to the jurisdiction of the courts (city, state and Federal) located in the County of New York, State of New York, for any action, proceeding or claim brought by either Purchaser or Guarantor pursuant to this Agreement or any other agreement, instrument or other document executed and delivered in connection with this Agreement or pursuant hereto and waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum. Service of process in any such action or proceeding brought against a Party may be made by registered mail addressed to such Party at the address set forth in Section 9.02 or to such other address as such Party shall notify the other Party in writing is to be used for such purpose pursuant to
Section 9.02.

      SECTION 9.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.


                         NEXT PAGE IS THE SIGNATURE PAGE

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.


                                   OFFICE.COM INC.


                                   By: /s/ Stuart B. Rekant
                                      ------------------------------------
                                         Stuart B. Rekant, Vice Chairman and
                                         Chief Executive Officer


                                   INDIVIDUAL.COM, INC.


                                   By: /s/ Ilene H. Lang
                                      ------------------------------------
                                         Ilene H. Lang,
                                         President and Chief Executive Officer


                                   NEWSEDGE CORPORATION


                                   By: /s/ Donald L. McLagan
                                      ------------------------------------
                                         Donald L. McLagan,
                                         Chairman and Chief Executive Officer


                                    GUARANTEE

      Winstar New Media Company, Inc., an Affiliate of Purchaser, hereby guarantees the obligation of Purchaser to pay the Purchase Price pursuant to this Agreement.


                                   WINSTAR NEW MEDIA COMPANY, INC.


                                   By: /s/ Stuart B. Rekant
                                      ------------------------------------
                                         Stuart B. Rekant, President

                                   Date:__________________________________
                                         February 18, 2000